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Exhibit (e)(6)

Non-binding free translation into English for informational purposes only. Original in French.

FORM OF AMENDMENT LETTER IN RESPECT OF CERTAIN SEVERANCE AGREEMENTS BETWEEN PECHINEY AND EACH OF MS. BORIES AND MESSRS. GILLES-PIERRE LEVY, OLIVIER MALLET, JEAN-DOMINIQUE SENARD AND PIERRE VAREILLE

[PECHINEY LETTERHEAD]

Paris, [DATE]

[PECHINEY EXECUTIVE]

Dear [Sir][Ms.],

I refer to my letter of [DATE], regarding the severance payment that you would receive if you were to voluntarily resign within 12 months following the acquisition of control of Pechiney by one or by several persons, acting together.

In order to eliminate any ambiguity, and in the spirit of the letter cited in the above paragraph, we have decided to align the method of calculation of the amounts that will be due to you on the date of your resignation, with the method that would prevail in the event that your employment contract were terminated on that same date.

The arrangements set forth in the letter of [DATE] remain otherwise unchanged.

I remain,
Very truly yours,
Jean-Pierre Rodier Chairman

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  Exhibit (e)(6)